Exhibit 99.1

Fennec Pharmaceuticals Appoints Jeffrey S. Hackman as Chief Executive Officer and Director

~ Accomplished Industry Leader Brings Extensive Commercialization and Oncology Expertise ~

~ Assumes Leadership Role at Critical Time to Expand Use of PEDMARK®, the First and Only Approved Treatment to Reduce the Risk of Cisplatin-Induced Ototoxicity ~

RESEARCH TRIANGLE PARK, N.C., August 5, 2024 – Fennec Pharmaceuticals Inc. (NASDAQ: FENC; TSX: FRX), a commercial stage specialty pharmaceutical company, today announced the appointment of Mr. Jeff Hackman as its Chief Executive Officer (CEO) and a member of the Board of Directors, effective on or about August 16, 2024. Jeff will guide Fennec’s strategic direction for operational success in the expansion of PEDMARK® use in community oncology and the adolescent and young adult (AYA) population.

“Jeff’s appointment comes at a pivotal time for Fennec as we continue to advance PEDMARK®, the first and only therapy approved in the U.S. and Europe to reduce the risk of permanent damage from cisplatin-induced ototoxicity in pediatric cancer patients,” said Dr. Khalid Islam, Chairman of Fennec Pharmaceuticals. “We are confident that Jeff’s deep expertise in the commercialization of new therapies across multiple oncology indications, and extensive experience leading organizational growth and transformation, will bring tremendous value to Fennec.”

Jeff brings to Fennec more than 30 years of commercial leadership experience, including oversight of more than 10 product launches across a wide range of therapeutic areas and markets. His tenure in oncology spans the last 12 years across Sigma Tau, Baxalta, Shire, and EUSA Pharma, where he was responsible for the U.S. commercial organizations and managing the company’s product portfolio in multiple franchises, which generated billions in revenues over the years. More specifically, Jeff has successfully commercialized products that are specifically relevant to the PEDMARK® markets, including the outpatient oncology community and the AYA population.

“I am excited to lead Fennec and look forward to working with management and the Board of Directors to bring this much-needed treatment to oncology patients,” said Jeffrey S. Hackman, incoming chief executive officer of Fennec Pharmaceuticals.

Rosty Raykov, who has served as Fennec’s CEO since 2009, will remain a member of the Board of Directors. “Rosty’s unwavering commitment and leadership since 2009 has been critical to Fennec in bringing a much-needed therapy to the oncology population at risk of irreversible hearing loss, which can have a profound lifelong impact on patients,” said Khalid Islam.

About Fennec Pharmaceuticals

Fennec Pharmaceuticals Inc. is a specialty pharmaceutical company focused on the development and commercialization of PEDMARK® and Pedmarqsi® to reduce the risk of cisplatin-induced ototoxicity in pediatric patients. Further, PEDMARK received FDA approval in September 2022, and Pedmarqsi received European Commission Marketing Authorization in June 2023 and U.K. approval in October 2023. PEDMARK has received Orphan Drug Exclusivity in the U.S. for seven years of market protection and Pedmarqsi has received Pediatric Use Marketing Authorization in Europe, which includes eight years plus two years of data and market protection. Fennec has a license agreement with Oregon Health and Science University (OHSU) for exclusive worldwide license rights to intellectual property directed to sodium thiosulfate and its use for chemoprotection, including the reduction of risk of ototoxicity induced by platinum chemotherapy, in humans. For more information, please visit www.fennecpharma.com.

For further information, please contact:

Investors:

Robert Andrade

Chief Financial Officer

Fennec Pharmaceuticals Inc.

+1 919-246-5299

Corporate and Media:

Lindsay Rocco

Elixir Health Public Relations

+1 862-596-1304

lrocco@elixirhealthpr.com